FORM OF EXPENSE REIMBURSEMENT AGREEMENT


     EXPENSE REIMBURSEMENT AGREEMENT (the "Agreement"), dated as of ___, 2006 by and among Claymore Trust (the "Trust"), on behalf of the Claymore/Fiduciary Strategic Equity Fund series of the Trust (the "Fund"), Claymore Advisors, LLC, a Delaware limited liability company (the "Advisor") and Fiduciary Asset Management, LLC (the "Sub-Advisor").

     WHEREAS, the Trust is a Delaware statutory trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and the Fund is a series of the Trust;

     WHEREAS, the Trust and the Advisor have entered into an Investment Advisory Agreement dated May 27, 2005 ("Advisory Agreement"), pursuant to which the Advisor provides investment management and advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund;

     WHEREAS, the Trust, the Advisor and the Sub-Advisor have entered into an Investment Sub-Advisory Agreement dated May 27, 2005 ("Sub-Advisory Agreement"), pursuant to which the Sub-Advisor provides certain investment management and advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

     WHEREAS, the Trust, the Advisor and the Sub-Advisor have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund may otherwise be subject;

     NOW THEREFORE, the parties hereto agree as follows:

     1.  EXPENSE LIMITATION.

     1.1 Applicable Expense Limit. To the extent that the ordinary operating expenses incurred by the Fund in any fiscal year, including but not limited to investment advisory fees, of the Advisor and investment sub-advisory fees of the Sub-Advisor, but excluding interest, taxes, brokerage commissions, other investment-related costs and extraordinary expenses, such as litigation and other expenses not incurred in the ordinary course of the Fund's business ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section
1.2 below, the Advisor and the Sub-Advisor shall each be liable for such excess amount (the "Excess Amount") to the extent set forth in this Agreement.

     1.2 Operating Expense Limit. The Operating Expense Limit in any year with respect to the Fund shall be 1.75% (annualized) of the average daily net assets of the Fund for its Class A shares and 2.50% (annualized) for its Class C shares.

     1.3 Duration of Operating Expense Limit. The Operating Expense Limit with respect to the Fund shall remain in effect during the term of this Agreement.

     1.4 Method of Computation. To determine each of the Advisor's and the Sub-Advisor's obligation with respect to the Excess Amount, each day the Fund Operating Expenses for the Fund shall be annualized. If the annualized Fund Operating Expenses for any day of the Fund exceed the Operating Expense Limit of the Fund, the Advisor shall waive or reduce its investment advisory fee or absorb the other Fund expenses in an amount sufficient to pay 50% of that day's Excess Amount and the Sub-Advisor shall waive or reduce its investment sub-advisory fee or absorb the other Fund expenses in an amount sufficient to pay 50% of that day's Excess Amount. The Trust may offset amounts owed to the Fund pursuant to this Agreement against the advisory fee payable to the Advisor and the Advisor may offset the sub-advisory fee owed to the Sub-Advisor pursuant to the Sub-Advisory Agreement. Furthermore, to the extent that 50% of the Excess Amount exceeds such waived or reduced investment advisory fees, the Advisor shall reimburse the Fund for any operating expenses. Likewise, to the extent that 50% of the Excess Amount exceeds such waived or reduced investment sub-advisory fees, the Sub-Advisor shall reimburse the Advisor for any operating expenses.


     2. REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS TO ADVISOR.

     If on any day during which the Advisory Agreement is in effect, the estimated annualized Fund Operating Expenses of the Fund for that day are less than the Operating Expense Limit, the Advisor shall be entitled to reimbursement by the Fund of the investment advisory fees waived or reduced and any other expense reimbursements or similar payments remitted by the Advisor to the Fund pursuant to Section 1 hereof (an "Advisor Reimbursement Amount") during any of the first five years subsequent to the Fund's commencement of operations for a period of up to three years from the date such amount was waived or reduced to the extent that the Fund's annualized Operating Expenses plus the amount so reimbursed equals, for such day, the Operating Expense Limit, provided that such amount paid to the Advisor will in no event exceed the Advisor Reimbursement Amount and will not include any amounts previously reimbursed. Furthermore, as between the Advisor and the Sub-Advisor, each party's respective Reimbursement Amount will be equal to 50% of the total amount reimbursed by the Fund (the "Total Reimbursement Amount"). The Advisor Reimbursement Amount will be accrued daily and paid monthly in arrears.

     3. REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS TO SUB-ADVISOR

     If on any day during which the Sub-Advisory Agreement is in effect, the estimated annualized Fund Operating Expenses of the Fund for that day are less than the Operating Expense Limit and the Advisor has been reimbursed by the Fund for any Fund Operating Expenses paid or waived by the Advisor (excluding the waiver of investment advisory fees) that are eligible for reimbursement pursuant to Section 2 hereof, the Sub-Advisor shall be entitled to reimbursement by the Advisor of the investment sub-advisory fees waived or reduced and any other expense reimbursements or similar payments remitted by the Sub-Advisor to the Advisor pursuant to Section 1 hereof (a "Sub-Advisory Reimbursement Amount") during any of the first five years subsequent to the Fund's commencement of operations for a period of up to three years from the date such amount was waived or reduced, to the extent that the Fund's annualized Operating Expenses plus the amount so reimbursed equals, for such day, the Operating Expense Limit, provided that such amount paid to the Sub-Advisor will in no event exceed the Sub-Advisor Reimbursement Amount and will not include any amounts previously reimbursed.

Furthermore, as between the Advisor and the Sub-Advisor, each party's respective Reimbursement Amount will be equal to 50% of the Total Reimbursement Amount. The Sub-Advisor Reimbursement Amount will be accrued daily and paid monthly in arrears.

     4. TERM AND TERMINATION OF AGREEMENT.

     This Agreement shall terminate upon the earlier of termination of the Advisory Agreement or on April 1, 2009, or with respect to the Sub-Advisor, upon termination of the Sub-Advisory Agreement. The obligations of the Advisor and the Sub-Advisor under Section 1 of this Agreement and of the Fund under Section 2 of this Agreement shall survive the termination of this Agreement solely as to expenses and obligations incurred prior to the date of such termination.

     5. MISCELLANEOUS.

     5.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     5.2 Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

     5.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the investment sub-advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement, the Sub-Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement, the Sub-Advisory Agreement or the 1940 Act.

     5.4 Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

     5.5 Limitation of Liability. This Agreement is executed by or on behalf of the Trust, and Advisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Agreement and Declaration of Trust of the Trust and agrees that the obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and Advisor shall not seek satisfaction of any such obligations from the trustees, officers or shareholders of the Trust.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                       CLAYMORE TRUST



                                       By:
                                          -----------------------------
                                       Name:
                                       Title:
                                       CLAYMORE ADVISORS, LLC



                                       By:
                                          -----------------------------
                                       Name:
                                       Title:
                                       FIDUCIARY ASSET MANAGEMENT, LLC



                                       By:
                                          -----------------------------
                                       Name:
                                       Title: